Exhibit 99.1

Cytori Announces New Annual Stockholders Meeting Date for June 27

Annual Meeting Adjourned to Provide Additional Time to Obtain Approval of Key Business

SAN DIEGO, CA — (GLOBE NEWSWIRE)  Cytori Therapeutics, Inc. (Nasdaq: CYTX) today announced that it reconvened its annual meeting of stockholders on Tuesday, June 18, 2019 and adjourned the meeting until Thursday, June 27, 2019, at 9:00 a.m., Central Time. The annual meeting was adjourned to allow the Company’s stockholders an additional opportunity to evaluate Proposal 4, relating to the approval of a reverse stock split of the Company’s common stock.  Although more than 68% of the votes cast were in favor of the reverse stock split (Proposal 4), approval requires the affirmative vote of a majority of the outstanding shares of common stock.

The annual meeting was adjourned until 9:00 a.m., Central Time, on June 27, 2019 at 4200 Marathon Blvd., Suite 200, Austin Texas 78756, the Company’s offices in Austin, Texas. The record date for the annual meeting remains March 29, 2019. Stockholders that have yet to vote are requested to do so prior to the new June 27 meeting date and are encouraged to vote in favor of the reverse stock split as outlined in the Company’s proxy materials.

Stockholders who have previously sent in proxy cards or given instructions to brokers do not need to re-cast their votes unless they want to change their vote.  Proxies previously submitted in respect of the meeting will be voted at the adjourned meeting unless properly revoked.

If stockholders have questions, need help voting shares, or want to change a vote in favor of Proposal 4, please call The Proxy Advisory Group, LLC, which is assisting the Company in this matter at 1-888-557-7699 or 1-888-55PROXY.

The Company will postpone the corporate update call originally scheduled for June 18, 2019 until after the shareholder meeting on June 27, 2019.

About Cytori Therapeutics, Inc.

Cytori is developing, manufacturing, and commercializing nanoparticle-delivered oncology drugs.  Cytori is focused on the liposomal encapsulation of anti-neoplastic chemotherapy agents or other drugs which may enable the effective delivery of the agents to target sites while reducing systemic toxicity and improving pharamacokinetics.  Cytori’s pipeline consists of ATI-0918 pegylated liposomal doxorubicin hydrochloride for breast cancer, ovarian cancer, multiple myeloma, and Kaposi’s sarcoma, a complex/hybrid generic drug, and ATI-1123 patented albumin-stabilized pegylated liposomal docetaxel for multiple solid tumors.  For more information, please visit www.cytori.com.

Cytori Therapeutics, Inc.

Gary Titus, +1 (858) 458.0900

ir@cytori.com

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